ARTICLES OF INCORPORATION

                                                        OF

                                              DOSTUK HOLDINGS, INC.


         The undersigned, desiring to form a corporation for profit under the Wyoming Business Corporation Act, does hereby certify as follows:

         FIRST:  The name of the corporation shall be Dostuk Holdings, Inc.

         SECOND: The address of its registered office is 1821 Logan Avenue, Cheyenne, Wyoming 82001 and its registered agent at that address is National Registered Agents, Inc.

         THIRD: The purpose for which the corporation is formed is to engage in any lawful activity.

         FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is unlimited, and shall be comprised of Common Stock and Preferred Stock. The holders of Preferred Stock shall have such preferences, limitations and relative rights as may be determined, prior to the issuance of such shares, by the Board of Directors. Except as may be limited by the preferences, limitations and relative rights of holders of Preferred Stock (to the extent such are permitted by law) the holders of Common Stock shall possess all voting rights and shall be entitled to all dividends and to distribution of the assets of the corporation upon dissolution.

         FIFTH:  The corporation shall have perpetual existence.

         SIXTH:  The incorporator and his post office address is as follows:
Jehu Hand, 24351 Pasto Road, Suite B, Dana Point, California 92629.

         SEVENTH: The corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Sections 17-16-851 and 17-16-856 of the Wyoming Business Corporation Act (the "Act"). This Article SEVENTH is intended to obligate the corporation in advance to indemnify as provided in Section 17-16-858 of the Act, as such Section or other sections named herein are renumbered or codified from time to time

         EIGHTH: The corporation reserves the right to amend these articles of incorporation at any time.

Dated this 4th day of November, 1999.



                                               Jehu Hand, Incorporator


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